Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”), dated as of May 28, 2016, to the Agreement and Plan of Merger, dated as of April 25, 2016 (the “Merger Agreement”), by and among Stemcentrx, Inc., a Delaware corporation (the “Company”), AbbVie Inc., a Delaware corporation (“Parent”), Sirius Sonoma Corporation, a Delaware corporation wholly owned by Parent (“Merger Sub I”), AbbVie Stemcentrx LLC (formerly Sirius Sonoma LLC), a Delaware limited liability company wholly owned by Parent (“Merger Sub II”), and, solely for purposes of the provisions thereof that apply to the Stockholder Representative, Fertile Valley LLC, a Delaware limited liability company (the “Stockholder Representative”).

WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement as described herein in order to, among other things, clarify the allocation of the cash and stock merger consideration among holders of shares, warrants and options of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Merger Agreement and this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

1.                                      Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

2.                                      Amendments.

(a)                                 The definition of “Aggregate Closing Stock Consideration” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.

(b)                                 The definition of “Aggregate Company Option Closing Cash Amount” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Aggregate Company Option Closing Cash Amount” means an amount in cash equal to (i) the product of (p) the Per Share Stock Consideration with respect to the Company Options, multiplied by (q) the aggregate number of Company Common Shares underlying the Company Options outstanding immediately prior to the Effective Time, multiplied by (r) the Parent Trading Price, plus (ii) the product of (x) the Per Share Cash Payment, multiplied by (y) the aggregate number of Company Common Shares underlying the Company Options outstanding immediately prior to the Effective Time, minus (iii) the Aggregate Company Option Exercise Price.”

(c)                                  The definition of “Aggregate Stock Merger Consideration” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Aggregate Stock Merger Consideration” means a number of shares of validly issued, fully paid and non-assessable Parent Common Stock, equal to 62,500,000 (which represents the number of shares of Parent Common Stock to be issued to holders of Company Shares outstanding as of immediately prior to the Effective Time).”

(d)                                 The definition of “Forfeited Unvested Option Amount” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Forfeited Unvested Option Amount” means the aggregate portion of the following payments that would be reallocated to Stockholders in respect of their shares of Company Capital Stock pursuant to Section 5.2(a)(iii)(B), assuming for this purpose that, immediately following the Effective Time, all Unvested Company Options are forfeited prior to vesting: (i) the portion of all Milestone Payments payable to holders of Unvested Company Options (assuming that all Milestone Payments are made in full); (ii) the amount deposited into the Escrow Fund and payable to holders of Unvested Company Options (assuming for this purpose that the entirety of such amount is released to the Holders); (iii) the portion of the Stockholder Representative Expenses Holdback Amount payable to holders of Unvested Company Options (assuming for this purpose that the entire Stockholder Representative Expenses Holdback Amount is released to the Holders); and (iv) the amount in cash that was attributable to Unvested Company Options at the Closing (determined in accordance with the second sentence of Section 5.2(a)(iii)(B)).”

(e)                                  The definition of “Future Payments” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Future Payments” means, in each case, when, if and to the extent payable hereunder and without duplication, (i) each of the Milestone Payments (together with any Milestone Interest in respect of late Milestone Payments due and payable in accordance with Section 7.13(c)), (ii) the Escrow Release Amounts, (iii) the Holdback Distribution Amounts, and (iv) any amounts that are reallocated to Holders pursuant to Section 5.2(a)(iii)(B) (and the corresponding provisions of Section 5.3(g), Section 9.7(l) and Section 11.4(a)).”

(f)                                   The definition of “Per Share Cash Election Consideration” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Per Share Cash Election Consideration” means either:

(a) if the Unprorated Aggregate Stock Consideration is equal to or greater than the Aggregate Stock Merger Consideration, the Default Cash Election Amount; or

(b) if the Unprorated Aggregate Stock Consideration is less than the Aggregate Stock Merger Consideration,

(i) an amount in cash equal to the quotient of (w) (1) the Aggregate Closing Cash Payment minus, (2) the Aggregate Company Option Closing Cash Amount, minus, (3) the aggregate amount of cash payable with respect to Company Shares for which the Standard Election is made, minus, (4) the aggregate amount of cash payable with respect to Company Shares held by Persons who are not Accredited Investors, divided by (x) the Number of Cash Elections made by holders of Company Shares that are Accredited Investors; and

(ii) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (y) (1) the Aggregate Stock Merger Consideration, minus, (2) the aggregate number of shares of Parent Common Stock issuable with respect to Company Shares for which the Stock Election is made, minus, (3) the aggregate number of shares of Parent Common Stock issuable with respect to Company Shares for which the Standard Election is made, divided by (z) the Number of Cash Elections made by holders of Company Shares that are Accredited Investors.”

(g)                                  The definition of “Per Share Cash Payment” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Per Share Cash Payment” means an amount in cash equal to the quotient of (i) the sum of (x) the Aggregate Closing Cash Payment and (y) the Aggregate Company Option Exercise Price, divided by (ii) the total number of Fully Diluted Shares; provided, that for purposes of any calculations with respect to outstanding Company Shares (including Company Shares issuable upon exercise of Warrants), “Per Share Cash Payment” shall mean an amount in cash equal to the quotient of (i) (x) the Aggregate Closing Cash Payment minus (y) the Aggregate Company Option Closing Cash Amount divided by (ii) the difference of (p) the total number of Fully Diluted Shares less (q) the aggregate number of Company Common Shares underlying the Company Options outstanding immediately prior to the Effective Time.”

(h)                                 The definition of “Per Share Stock Consideration” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Per Share Stock Consideration” means, with respect to each Company Share that is not an Excluded Share, the right to receive the number of shares of validly issued, fully paid and non-assessable Parent Common Stock equal to the quotient of (i) the Aggregate Stock Merger Consideration, divided by (ii) the total number of Fully Diluted Shares; provided, that for purposes of any calculations with respect to outstanding Company Shares (including Company Shares issuable upon exercise of Warrants), clause (ii) of this definition shall exclude the aggregate number of Company Common Shares underlying the Company Options outstanding immediately prior to the Effective Time.”

(i)                                     The definition of “Tax Value of the Stock Consideration” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Tax Value of the Stock Consideration” means an amount equal to the product of (i) the Aggregate Stock Merger Consideration multiplied by (ii) Parent Common Stock Tax Price.”

(j)                                    Section 1.1 of the Merger Agreement is hereby amended by inserting the following additional defined terms (in appropriate alphabetical order):

““Exempt Vested Option Holder” means, with respect to any payment to be made hereunder to former holders of Vested Company Options, any former holder of Vested Company Options who would not be subject to tax withholding under applicable Law with respect to such payment.”

““Subject Vested Option Holder” means, collectively, (i) each former holder of Vested Company Options who is a current or former employee of the Company and (ii) with respect to any payment to be made hereunder to former holders of Vested Company Options, any other former holder of Vested Company Options who would be subject to tax withholding under applicable Law with respect to such payment.”

(k)                                 Section 3.1 of the Merger Agreement is hereby amended by (i) deleting the word “and” at the end of Section 3.1(f), (ii) replacing the period (“.”) at the end of Section 3.1(g) with “; and”, and (iii) adding the following as new Section 3.1(h):

“(h)                           the Company shall deliver, or cause to be delivered, to Parent each of items set forth on Annex G, in each case, in form and substance reasonably satisfactory to Parent. “

(l)                                     Section 3.2 of the Merger Agreement is hereby amended by (i) deleting the word “and” at the end of Section 3.2(e), (ii) replacing the period (“.”) at the end of Section 3.2(f) with “; and”, and (iii) adding the following as new Section 3.2(g):

“(g)                            pursuant to Section 9.7(k), Parent shall deliver, or cause to be delivered, to the Company the counterpart to the joint written notice required pursuant to Section 4(c)(iv) of the Escrow Agreement, duly executed by Parent (and Parent hereby agrees that such signature is irrevocable upon delivery).”

(m)                             Section 3.2(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“pursuant to Section 5.5(a), Parent shall deposit with the Paying Agent, for the benefit of the Stockholders, (i) an amount in cash equal to the sum of (w) the Aggregate Closing Cash Payment, plus (x) the aggregate Fractional Share Cash Amounts, minus (y) the Aggregate Company Option Closing Cash Amount, plus (z) the aggregate Per Company Option Closing Payments payable with respect to the Vested Company Options held by Exempt Vested Option Holders, and (ii) the aggregate number of shares of Parent Common Stock constituting the Aggregate Stock Merger Consideration (collectively, the “Closing Payment Fund”);”

(n)                                 Section 5.2(a)(ii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Vested Company Options.  At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that is vested as of the Effective Time (after application of the One Year Accelerated Vesting and any vesting acceleration provisions set forth in the terms of such Company Option, if any) (each, a “Vested Company Option”) shall be cancelled and terminated at the Effective Time and the holder thereof shall be entitled, in full satisfaction of the rights of such holder with respect thereto, to receive with respect to each share of Company Common Stock subject to such Company Option an amount in cash equal to the Per Company Option Merger Consideration.  Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Surviving Company or its designee to pay to each Subject Vested Option Holder a cash amount in immediately available funds equal to the aggregate Per Company Option Closing Payments payable with respect to the Vested Company Options held by such Holder through the payroll system of the Surviving Company. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter, but subject to the receipt by the Paying Agent of any customary information requested by the Paying Agent from the applicable Holder in connection with such payment, including a completed and signed IRS Form W-9 or Form W-8, as applicable) Parent shall cause the Paying Agent to pay to each Exempt Vested Option Holder a cash amount in immediately available funds equal to the aggregate Per Company Option Closing Payments payable with respect to the Vested Company Options held by such Holder in accordance with Section 5.5(a).  Parent shall, or shall cause the Surviving Company or its designee, to deliver the applicable portion of each Future Payment to each Subject Vested Option Holder.  Parent shall cause the Paying Agent to deliver, in accordance with Section 5.5(a), the applicable portion of each Future Payment to each Exempt Vested Option Holder.”

(o)                                 Section 5.2(a)(iii)(B) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(B)                         Following the Effective Time, each holder of an Unvested Company Option (as converted in accordance with Section 5.2(a)(iii)(A)) shall be entitled, subject to such Unvested Company Option vesting, to receive with respect to each share of Company Common Stock subject to such Unvested Company Option an amount in cash equal to (i) each Per Share Milestone Payment, plus (ii) the Per Share Holdback Distribution Amount, plus (iii) each Per Share Escrow Release Amount, in each case in accordance with the terms of this Agreement.  If an

Unvested Company Option is cancelled or forfeited prior to vesting, then (x) the amount in cash that was attributable to such Unvested Company Option at the Closing (which for purposes of this Agreement shall be determined as the product of (1) the number of shares of Parent Common Stock issuable upon the exercise of such Unvested Company Option (after giving effect to Section 5.2(a)(iii)(A)) multiplied by (2) (A) the Parent Trading Price minus (B) the exercise price per share of Parent Common Stock of such Unvested Company Option (after giving effect to Section 5.2(a)(iii)(A)) and (y) the portion of each (i) Milestone Payment, (ii) Holdback Distribution Amount, and (iii) Escrow Release Amount that is attributable to such Unvested Company Option will be reallocated among the Holders in accordance with this Agreement; provided, that the aggregate amount that may be reallocated pursuant to clause (x) above shall not exceed 20% of the aggregate amount in cash that was attributable to all Unvested Company Options at the Closing (for the avoidance of doubt, the aggregate amount to be reallocated pursuant to clause (y) above shall be reallocated in full and is not subject to the 20% cap).  Except to the extent previously paid to the Holders, any amounts that have become payable and eligible for reallocation to Holders due to the cancellation or forfeiture of Unvested Company Options on or prior to the 18-month anniversary of the Closing Date, shall be paid to the Holders within five (5) Business Days of the 18-month anniversary of the Closing Date.  Except to the extent previously paid to the Holders, any amounts that have become payable and eligible for reallocation to Holders due to the cancellation or forfeiture of Unvested Company Options after the 18-month anniversary of the Closing Date and on or prior to the 36-month anniversary of the Closing Date, shall be paid to the Holders within five (5) Business Days of the 36-month anniversary of the Closing Date.  In the event that any amounts become payable and eligible for reallocation to Holders due to the cancellation or forfeiture of Unvested Company Options after the 36-month anniversary of the Closing Date, such amounts shall be paid to the Holders within five (5) Business Days of becoming payable and eligible for reallocation.”

(p)                                 The last sentence of Section 5.2(b) of the Merger Agreement is hereby deleted in its entirety.

(q)                                 Section 5.3(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“On each Future Payment Date, in respect of each Milestone Payment payable to the Holders (together with any Milestone Interest in respect of late Milestone Payments due and payable in accordance with Section 7.13(b)), Parent shall:  (1) deliver, or cause its designee to deliver, the portion of such amount payable to the Stockholders and Exempt Vested Option Holders to the Paying Agent for distribution to such Holders in accordance with the procedures set forth in Section 5.5 and in accordance with each such Holder’s respective Pro Rata Share, (2) deliver, or cause its designee to deliver, the portion of such amount payable to Subject Vested Option Holders to such Holders in accordance with each such

Holder’s respective Pro Rata Share through the payroll system of Parent or its designee and (3) hold for the benefit of and payment to Holders in accordance with the terms of this Agreement the portion of such amount that would, subject to Section 5.3(g), be payable to the holders of Unvested Company Options in accordance with their respective Pro Rata Share for subsequent delivery in accordance with Sections 5.3(g) and 5.2(a)(iii)(B).  For purposes of this Section 5.3(e): (x) the number of Fully Diluted Shares used for purposes of determining the Pro Rata Share shall not include any Shares underlying any Unvested Company Options that have been forfeited as of the date that such Milestone Payment becomes due and payable in accordance with this Section 5.3 and (y) any Milestone Payments (together with any Milestone Interest in respect of late Milestone Payments due and payable in accordance with Section 7.13(b)) corresponding to any Excluded Shares or any Company Shares with respect to which the holders thereof have not claimed payment of the Per Share Closing Consideration in accordance with Section 5.5(c) prior to the termination of the Closing Payment Fund pursuant to Section 5.5(e) shall be paid to the Surviving Company.”

(r)                                    The third sentence of Section 5.3(g) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“As soon as administratively feasible, and in any event no later than ten (10) Business Days, after the date on which such Unvested Company Option vests, any previously earned Milestone Payments shall be paid by Parent to, or delivered by Parent to the Surviving Company, its designee or the Paying Agent on behalf of and for further distribution to, the holder of such Unvested Company Option in accordance with Section 5.5 and the Spreadsheet.”

(s)                                   The penultimate sentence of Section 5.3(g) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Any Milestone Payments held by Parent or its designee on behalf of an Unvested Company Option that is later equitably apportioned in accordance with this Section 5.3(g) shall be paid in accordance with Section 5.2(a)(iii)(B).”

(t)                                    The second sentence of Section 5.5(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Prior to the Closing Date, Parent, the Company and the Stockholder Representative shall enter into an agreement with the Paying Agent (the “Paying Agent Agreement”) which shall have customary terms and shall provide that, (i) on the Closing Date, Parent shall deposit with the Paying Agent, for the benefit of and payment to the Stockholders and Exempt Vested Option Holders, the Closing Payment Fund, and (ii) on each Future Payment Date, Parent, the Escrow Agent or the Stockholder Representative, as applicable, shall deposit with the Paying Agent, for the benefit of and payment to such Holders, an amount in cash equal to the aggregate portion of such Future Payment payable to such Holders in accordance with this Agreement (each such deposit, a “Future Payment Fund” and, together with the Closing Payment Fund, the “Payment Funds”) by wire transfer of immediately available funds to an account specified by the Paying Agent in writing no later than two (2) Business Days prior to each Future Payment Date.”

(u)                                 The fourth sentence of Section 5.5(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“The Paying Agent shall hold the Payment Funds in segregated accounts on behalf of the Stockholders and Exempt Vested Option Holders and use the Closing Payment Fund and each Future Payment Fund for the sole purpose of delivery of the Per Share Closing Consideration to the Stockholders, delivery of the aggregate Per Company Option Closing Payments payable with respect to the Vested Company Options held by each Exempt Vested Option Holder and the delivery of the applicable portion of each Future Payment, if any, to such Holders, respectively, in accordance with the terms of this Agreement.”

(v)                                 The fifth sentence of Section 5.5(a) of the Merger Agreement is hereby amended by adding the word “applicable” prior to the word “Holder”.

(w)                               Section 5.5(b)(vii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.5(b)(viii), each Stockholder who is not an Accredited Investor shall be deemed to have made a Cash Election with respect to each Company Share held by such Stockholder and such Company Shares shall not be subject to proration pursuant to this Agreement; provided, further, that in the event of an oversubscription for Cash Elections, the full effect of the required proration to satisfy the limitations in the last sentence of Section 5.5(b)(vi) shall be applied to the Stockholders making Cash Elections that are Accredited Investors.  Any Stockholder who does not complete, sign and deliver the accredited investor questionnaire distributed with the Information Statement shall be deemed to be a non-Accredited Investor.”

(x)                                 Section 5.5(b)(viii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary contained in this Agreement, (i) in no event shall the aggregate number of shares of Parent Common Stock to be issued to the holders of Company Shares exceed the number set forth in the definition of “Aggregate Stock Merger Consideration” except as expressly provided in Section 5.5(j) and (ii) a Stockholder may be deemed to have made a Stock Election or a

Standard Election to the extent necessary for the Merger and the Subsequent Merger to qualify for and maintain the tax treatment described in Section 2.4.”

(y)                                 Section 5.5(c)(iii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Future Payments.  With respect to each Future Payment, if any and when due and payable in accordance with the terms and conditions set forth in this Agreement, the Paying Agent shall pay to each Stockholder and Exempt Vested Option Holder promptly after each Future Payment Date (and in any event within three (3) Business Days thereafter, but subject, in the case of any Exempt Vested Option Holder, to the receipt by the Paying Agent of any customary information requested by the Paying Agent from such Holder in connection with such payment, including a completed and signed IRS Form W-9 or Form W-8, as applicable) a cash amount in immediately available funds equal to the applicable portion of such Future Payment payable to such Holder in accordance with the terms of this Agreement.”

(z)                                  Section 5.5(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Termination of Payment Funds.  Any portion of the Closing Payment Fund payable to Stockholders or Exempt Vested Option Holders (including the proceeds of any investments of the Closing Payment Fund) that remains unclaimed by the Stockholders or Exempt Vested Option Holders, as applicable, for twelve (12) months after the Effective Time shall be delivered to the Surviving Company.  Any portion of a Future Payment Fund (including the proceeds of any reinvestment of such Future Payment Fund) with respect to a Future Payment to Stockholders or Exempt Vested Option Holders that remains unclaimed by the Stockholders or Exempt Vested Option Holders for twelve (12) months after the Future Payment Date for each such Future Payment shall be delivered to the Surviving Company.  Any holder of Company Shares (other than Excluded Shares) who has not theretofore complied with this Section 5.5 shall thereafter look only to the Surviving Company for payment of the Per Share Closing Consideration and to Parent for the applicable portion of any Future Payments, if any and when due and payable in accordance with the terms and conditions set forth in this Agreement, upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon.  Any Exempt Vested Option Holder who has not theretofore received its aggregate Per Company Option Closing Payments or applicable portion of Future Payments, if any and when due and payable in accordance with the terms and conditions set forth in this Agreement, in accordance with Section 5.2(a) and this Section 5.5, shall thereafter look only to Parent for payment of such Per Company Option Closing Payments or applicable portion of Future Payments, respectively.  Notwithstanding the foregoing, none of the Surviving Company, Parent, Paying Agent or any other Person shall be liable to any former Holder or holder of

Warrants for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.”

(aa)                          Clause (y) of Section 5.5(j) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(y) the number of shares of Parent Common Stock set forth in the definition of “Aggregate Stock Merger Consideration” shall be increased by a number of shares equal to the Cash Reallocation Amount divided by the Parent Stock Price, such that the Threshold Percentage, calculated after giving effect to such adjustments will be equal to 40.1%.”

(bb)                          Section 9.7(k) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“On or as promptly as practicable following the Closing Date (and in any event within five (5) Business Days thereafter), the Escrow Agent shall release (and distribute in accordance with the penultimate sentence of this Section 9.7(k)) a portion of the Escrow Fund equal to the amount, if any, by which the amount paid into escrow by the Company pursuant to Section 5.4(b)(i) exceeded the Escrow Amount.  Promptly following the Escrow Termination Date (and in any event within five (5) Business Days thereafter), the Escrow Agent shall release (and distribute in accordance with the penultimate sentence of this Section 9.7(k)) the balance of the Escrow Fund, less any portion of the Escrow Fund subject to a Reserve. Following the Escrow Termination Date, upon final resolution of any Dispute, the portion of the Escrow Fund subject to a related Reserve shall be released (and distributed in accordance with the penultimate sentence of this Section 9.7(k)) in accordance with such resolution as set forth in a Joint Escrow Notice or written notice from the Stockholder Representative, as provided in this Article IX.  Any amount to be distributed by the Escrow Agent pursuant to this Section 9.7(k) shall be distributed as follows:  (1) the portion of such amount payable to the Stockholders and Exempt Vested Option Holders shall be delivered by the Escrow Agent to the Paying Agent for distribution to such Holders in accordance with the procedures set forth in Section 5.5 and in accordance with each such Holder’s respective Pro Rata Share, (2) the portion of such amount payable to Subject Vested Option Holders shall be delivered by the Escrow Agent to the Parent, and Parent shall distribute, or cause its designee to distribute, such amount to such Holders in accordance with their respective Pro Rata Share through the payroll system of Parent or its designee and (3) the portion of such amount that would, subject to Section 9.7(l), be payable to the holders of Unvested Company Options in accordance with their respective Pro Rata Share shall be delivered by the Escrow Agent to Parent, and Parent shall hold such amount for the benefit of and payment to Holders in accordance with the terms of this Agreement, including Sections 5.2(a)(iii)(B) and 9.7(l).  For purposes of this Section 9.7(k): (x) the number of Fully Diluted Shares used for purposes of determining the Pro Rata Share shall not include any Shares underlying any

Unvested Company Options that have been forfeited as of the date of the applicable distribution from the Escrow Fund and (y) any Escrow Release Amount corresponding to any Excluded Shares or any Company Shares with respect to which the holders thereof have not claimed payment of the Per Share Closing Consideration in accordance with Section 5.5(c) prior to the termination of the Closing Payment Fund pursuant to Section 5.5(e) shall be paid to the Surviving Company; provided, that this clause (y) shall not apply to the Escrow Release Amount released pursuant to the first sentence of this Section 9.7(k).”

(cc)                            Section 9.7(l) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Any Unvested Company Option that is forfeited prior to vesting and prior to the payment of an amount released from the Escrow Fund shall not be entitled to any portion of any Escrow Release Amount. The right of any holder of an Unvested Company Option that is outstanding and not vested on the date on which an amount is released from the Escrow Fund to receive a Pro Rata Share of such Escrow Release Amount with respect to such Unvested Company Option will be contingent upon, and such Pro Rata Share of the Escrow Release Amount shall be held by Parent or its designee until, vesting of such Unvested Company Option. As soon as administratively feasible, and in any event no later than ten (10) Business Days, after the date on which such Unvested Company Option vests, Parent or its designee shall pay to the holder of such Unvested Company Option the Pro Rata Share of the Escrow Release Amount in respect of the Unvested Company Option. If such Unvested Company Option is cancelled or forfeited prior to vesting, then the holder thereof will not be entitled to any Escrow Release Amount in respect of such Unvested Company Option (the “Escrow Release Amount Forfeiture”).  In the event of an Escrow Release Amount Forfeiture, the portion of the Escrow Release Amount in respect of such Unvested Company Option will be paid to the Holders in accordance with Section 5.2(a)(iii)(B).”

(dd)                          The language under the heading “If to Parent, Merger Sub I or Merger Sub II:” in Section 11.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064-6400
Attention:  Laura J. Schumacher, Executive Vice President, External Affairs,
General Counsel and Corporate Secretary
Fax:  (847) 935-3294

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064-6400
Attention:  Lara M. Levitan, Vice President, Legal, R&D, Alliance Management

& Transactions
Email: lara.levitan@abbvie.com

With a copy, that shall not constitute notice, to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention:                                         Scott F. Smith

Andrew W. Ment

Phone:  (212) 841-1056 / (212) 841-1012
Fax:  (212) 841-1010
Email:  ssmith@cov.com / ament@cov.com”

(ee)                            The last paragraph in Section 11.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery or overnight courier, on the day delivered or, if by electronic mail, on the day delivered, as evidenced by confirmation of receipt or, if by facsimile, on the day delivered, as evidenced by facsimile confirmation (unless such delivery by electronic mail or facsimile occurred after normal business hours in the time zone of the recipient, in which case receipt shall be deemed to have occurred on the next Business Day following the day on which such electronic mail or facsimile was sent).”

(ff)                              Section 11.4(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“The Stockholder Representative (x) shall hold the Stockholder Representative Expenses Holdback Amount in an account segregated from its corporate funds, (y) shall use the Stockholder Representative Expenses Holdback Amount solely for the purposes set forth in this Section 11.4 and not for its operating expenses or any other corporate purposes, and (z) shall not voluntarily make any portion of the Stockholder Representative Expenses Holdback Amount available to its creditors in the event of bankruptcy.  The Stockholder Representative shall have the right to recover from the Stockholder Representative Expenses Holdback Amount, prior to any distribution to the Holders, the Stockholder Representative’s reasonable out-of-pocket expenses incurred in the performance of its duties under this Agreement (“Charges”), including, without limitation, costs and expenses resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement, the Paying Agent Agreement or the Escrow Agreement.  Upon final resolution of all liabilities and obligations of the Holders pursuant to the Stockholder Representative

Agreements, and full reimbursement of all Charges of the Stockholder Representative as provided herein, the Stockholder Representative shall distribute any remaining portion of the Stockholder Representative Expenses Holdback Amount (the “Holdback Distribution Amount”) as follows:  (1) the portion of such amount payable to the Stockholders and Exempt Vested Option Holders shall be delivered by the Stockholder Representative to the Paying Agent for distribution to such Holders in accordance with the procedures set forth in Section 5.5 and in accordance with each such Holder’s respective Pro Rata Share, (2) the portion of such amount payable to Subject Vested Option Holders shall be delivered by the Stockholder Representative to Parent, and Parent shall distribute, or cause its designee to distribute, such amount to such Holders in accordance with their respective Pro Rata Share through the payroll system of Parent or its designee and (3) the portion of such amount that would, subject to this Section 11.4(a), be payable to the holders of Unvested Company Options in accordance with their respective Pro Rata Share shall be delivered by the Stockholder Representative to Parent, and Parent shall hold such amount for the benefit of and payment to Holders in accordance with this Agreement, including Sections 5.2(a)(iii)(B) and 11.4(a); provided that (x) the number of Fully Diluted Shares used for purposes of determining the Pro Rata Share shall not include any Shares underlying any Unvested Company Options that have been forfeited as of the date of such distribution and (y) any Holdback Distribution Amount corresponding to any Excluded Shares or any Company Shares with respect to which the holders thereof have not claimed payment of the Per Share Closing Consideration in accordance with Section 5.5(c) prior to the termination of the Closing Payment Fund pursuant to Section 5.5(e) shall be paid to the Surviving Company.  Notwithstanding the foregoing, (A) any Unvested Company Option that is forfeited prior to vesting and prior to the payment of the Holdback Distribution Amount to the Holders shall not be entitled to any portion of the Holdback Distribution Amount and (B) the right of any holder of an Unvested Company Option that is outstanding and not vested on the date on which the Holdback Distribution Amount is paid to the Holders to receive a Pro Rata Share of the Holdback Distribution Amount with respect to such Unvested Company Option will be contingent upon, and such Pro Rata Share of the Holdback Distribution Amount shall be held by Parent or its designee until, vesting of such Unvested Company Option.  As soon as administratively feasible, and in any event no later than ten (10) Business Days, after the date on which such Unvested Company Option vests, Parent or its designee shall pay to the holder of such Unvested Company Option the Pro Rata Share of the Holdback Distribution Amount in respect of the Unvested Company Option. If such Unvested Company Option is cancelled or forfeited prior to vesting, then the holder thereof will not be entitled to any Holdback Distribution Amount in respect of such Unvested Company Option (the “Holdback Distribution Amount Forfeiture”).  In the event of a Holdback Distribution Amount Forfeiture, the portion of the Holdback Distribution Amount in respect of such Unvested Company Option will be paid to the Holders in accordance with Section 5.2(a)(iii)(B).”

3.                                      Certain Actions.  Prior to the Closing, the Company shall take, or cause to be taken, the actions set forth on Schedule 1 attached hereto.  Parent hereby consents to the taking of such actions for purposes of Section 7.1(b) of the Merger Agreement.

4.                                      Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

5.                                      References to the Merger Agreement. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, provided that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to April 25, 2016.

6.                                      Miscellaneous Terms. The provisions of Article IX (Miscellaneous and General) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

STEMCENTRX, INC.,

By:	/s/ Brian Slingerland
	Name:	Brian Slingerland
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

ABBVIE INC.,

By:	/s/ William J. Chase
	Name:	William J. Chase
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

SIRIUS SONOMA CORPORATION,

By:	/s/ William J. Chase
	Name:	William J. Chase
	Title:	President

ABBVIE STEMCENTRX LLC,

By:	/s/ William J. Chase
	Name:	William J. Chase
	Title:	Manager

[Signature Page to Amendment No. 1 to Merger Agreement]

FERTILE VALLEY LLC,

By:	/s/ Daniel T. Reiner
	Name:	Daniel T. Reiner
	Title:	Sole Member

[Signature Page to Amendment No. 1 to Merger Agreement]